UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 15, 2021

SABINE PASS LIQUEFACTION, LLC

(Exact name of registrant as specified in its charter)

Delaware	333-192373	27-3235920
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Milam Street Suite 1900 Suite 1900 Houston, Texas 77002
(Address of principal executive offices) (Zip Code)

(713) 375-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

Private Placement and Redemption

On December 15, 2021 (the “Issue Date”), Sabine Pass Liquefaction, LLC, a Delaware limited liability company (the “Company”), a wholly owned subsidiary of Cheniere Energy Partners, L.P., closed the sale of $481.8 million aggregate principal amount of senior secured notes across five series with a weighted average interest rate equal to 3.07% (the “Notes”).

The net proceeds from the Notes were used by the Company to repay a portion of its 6.25% Senior Notes due 2022 (the “2022 Notes”) and pay certain fees, costs and expenses incurred in connection with the sale of the Notes. On November 15, 2021, the Company issued an irrevocable notice of redemption to holders of its 2022 Notes for the redemption of all $682,000,000.00 outstanding aggregate principal amount of the 2022 Notes. The redemption date for the 2022 Notes was December 15, 2021. The redemption price for the 2022 Notes was 100% of the principal amount of the 2022 Notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date. After such redemption, no 2022 Notes remain outstanding. The Company funded the redemption with the proceeds from the Notes and cash on hand.

The sale of the Notes was not registered under the Securities Act of 1933, as amended (the “Securities Act”), and the Notes were sold on a private placement basis in reliance on Section 4(a)(2) of the Securities Act.

The Notes are fully amortizing, with a weighted average life of approximately 10.4 years (from the date of issuance of the Notes) and amortization payments delayed until September 15, 2025. The Notes will mature on September 15, 2037. Interest on the Notes is payable semi-annually, in cash in arrears, on March 15 and September 15 of each year, beginning on March 15, 2022.

The Notes are senior secured obligations of the Company and rank senior in right of payment to any and all of the Company’s future indebtedness that is subordinated in right of payment to the Notes and equal in right of payment with all of the Company’s existing and future indebtedness (including all obligations under the Company’s senior working capital revolving credit and letter of credit reimbursement agreement and all of the Company’s outstanding senior secured notes) that is senior and secured by the same collateral securing the Notes. The Notes are effectively senior to all of the Company’s senior indebtedness that is unsecured to the extent of the value of the assets constituting the collateral securing the Notes. The indentures (and, where applicable, supplements) governing the Notes contain customary terms, covenants and events of default consistent with the Company’s existing senior secured notes.

As of the Issue Date, the Notes were not guaranteed but will be guaranteed in the future by all of the Company’s future restricted subsidiaries. Such guarantees will be joint and several obligations of the guarantors of the Notes. The guarantees of the Notes will be senior secured obligations of the guarantors.

At any time or from time to time prior to March 15, 2037, the Company may redeem all or a part of the Notes, at a redemption price equal to the “optional redemption price” set forth in the applicable indenture governing such Notes, plus accrued and unpaid interest, if any, to the date of redemption. The Company also may at any time on or after March 15, 2037, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to the date of redemption.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SABINE PASS LIQUEFACTION, LLC

Dated: December 15, 2021	By:	/s/ Zach Davis
	Name:	Zach Davis
	Title:	Chief Financial Officer

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